SCHEDULE 14A
                              (RULE 14a-101)

                 INFORMATION REQUIRED IN PROXY STATEMENT
                          SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
               EXCHANGE ACT OF 1934 (AMENDMENT NO. _____)
Filed by the registrant  [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
     [ ]  Preliminary Proxy Statement     [ ] Confidential, For Use of the
     [X]  Definitive Proxy Statement          Commission Only (as permitted
     [ ]  Definitive Additional Materials     by Rule 14a-6(e)(2))
     [ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        Veterinary Centers of America, Inc.
---------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

---------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X]  No Fee Required
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

---------------------------------------------------------------------------
     (2)  Aggregate number of securities to which transactions applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.

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     (4)  Proposed maximum aggregate value of transaction:

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[ ]  Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

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     (2)  Form, Schedule or Registration Statement no.:

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     (3)  Filing party:

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     (4)  Date filed:

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


                    VETERINARY CENTERS OF AMERICA, INC.
                               -----------

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD JULY 29, 1998
                               -----------

TO OUR STOCKHOLDERS:

     Notice is hereby given that the 1998 Annual Meeting of Stockholders of Veterinary Centers of America, Inc. ("VCA" or the "Company") will be held at VCA's offices at 3420 Ocean Park Boulevard, Suite 1000, Santa Monica, California 90405, on July 29, 1998 at 10:00 a.m., Los Angeles time. The Annual Meeting is being held for the following purposes:

     1. To elect two Class III Directors to hold office for three years and until their respective successors have been elected;

     2. To approve an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of Preferred Stock; and

     3. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     Only stockholders of record of the Common Stock of the Company at the close of business on June 2, 1998 are entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

     All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to mark, sign and return the enclosed Proxy as promptly as possible in the postage prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person, even though he or she has returned a Proxy.

                              BY ORDER OF THE BOARD OF DIRECTORS

                              /s/ Arthur J. Antin
                              Arthur J. Antin
                              SECRETARY

Santa Monica, California  90405
June 29, 1998

IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU DO ATTEND THE MEETING, YOU MAY, IF YOU PREFER, REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                   VETERINARY CENTERS OF AMERICA, INC.
                             -----------

                           PROXY STATEMENT

                    ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD JULY 29, 1998

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Veterinary Centers of America, Inc., a Delaware corporation (the "Company"), for use at the 1998 Annual Meeting of Stockholders (the "Annual Meeting") to be held at VCA's offices at 3420 Ocean Park Boulevard, Suite 1000, Santa Monica, California 90405, on July 29, 1998 at 10:00 a.m., Los Angeles time, and at any adjournments or postponements thereof, for the purposes set forth herein and in the attached Notice of Annual Meeting of Stockholders. Accompanying this Proxy Statement is the Board of Directors' Proxy for the Annual Meeting, which you may use to indicate your vote on the proposals described in this Proxy Statement.

     All Proxies which are properly completed, signed and returned to the Company prior to the Annual Meeting, and which have not been revoked, will unless otherwise directed by the stockholder be voted in accordance with the recommendations of the Board of Directors set forth in this Proxy Statement. A stockholder may revoke his or her Proxy at any time before it is voted either by filing with the Secretary of the Company, at its principal executive offices, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and expressing a desire to vote his or her shares in person.

     The close of business on June 2, 1998 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or at any adjournments or postponements of the Annual Meeting. At the record date, 20,419,025 shares of common stock, par value $.001 per share (the "Common Stock"), were outstanding held by 670 holders of record. The Common Stock is the only outstanding class of securities of the Company entitled to vote at the Annual Meeting.

     A stockholder is entitled to cast one vote for each share held of record on the record date on all matters to be considered at the Annual Meeting. The two nominees for election as Class III directors at the Annual Meeting who receive the highest number of affirmative votes will be elected. The amendment to the Certificate of Incorporation to increase the number of authorized shares of Preferred Stock will require the affirmative vote of a majority of the shares of the Company's outstanding Common Stock. Abstentions and broker non-votes will be included in the number of shares present at the Annual Meeting for the purpose of determining the presence of a quorum. Abstentions will be counted toward the tabulation of votes cast on proposals submitted to stockholders and will have the same effect as negative votes, while broker non-votes will not be counted as votes cast for or against such matters.

     This Proxy Statement and the accompanying Proxy were mailed to stockholders on or about July 2, 1998.

Page

                         ELECTION OF DIRECTORS

     In accordance with the Bylaws of the Company, the Board of Directors is divided into three classes. At each annual meeting of stockholders, directors constituting one class are elected, each for a three-year term. Two Class III directors will be elected at the Annual Meeting.

     Unless otherwise instructed, the Proxy holders will vote the Proxies received by them for the nominees named below. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting or any postponement or adjournment thereof, the Proxies will be voted for such other nominee(s) as shall be designated by the current Board of Directors to fill any vacancy. The Company has no reason to believe that any nominee will be unable or unwilling to serve if elected as a director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED BELOW.

     The Board of Directors proposes the election of the following nominees as Class III directors:


                           Arthur J. Antin
                            John A. Heil


     If elected, each nominee is expected to serve until the 2001 Annual Meeting of Stockholders. The two nominees for election as Class III directors at the Annual Meeting who receive the highest number of affirmative votes will be elected.

INFORMATION WITH RESPECT TO NOMINEES, CONTINUING DIRECTORS AND EXECUTIVE
OFFICERS

     The following table sets forth certain information with respect to the nominees, continuing directors and executive officers of the Company as of March 31, 1998:

                                     YEAR FIRST
                                     ELECTED OR
                                     APPOINTED
NAME                           AGE   DIRECTOR     PRINCIPAL OCCUPATION
----------------------------   ---   ----------   --------------------
NOMINEES:
CLASS III DIRECTORS
(terms to expire in 2001)

Arthur J. Antin                 51   1986         Chief Operating Officer,
                                                  Senior Vice President,
                                                  Secretary and Director

John A. Heil                    44   1995         Director

CONTINUING DIRECTORS:
CLASS I DIRECTORS
(terms to expire in 2000)

Robert L. Antin(1)              48   1986         Chairman of the Board and
                                                  Chief Executive Officer

Richard Gillespie, M.D.(1)(2)   64   1995         Director

CLASS II DIRECTORS
(terms to expire in 1999)

Neil Tauber                     47   1992         Senior Vice President of
                                                  Development and Director

John B. Chickering, Jr.(1)(2)   49   1988         Director

OTHER EXECUTIVE OFFICERS:
Tomas W. Fuller                 40                Chief Financial Officer,
                                                  Vice President and
                                                  Assistant Secretary

Dawn R. Olsen                   39                Vice President,
                                                  Controller

--------------------
(1)  Member of the Audit Committee
(2)  Member of the Compensation Committee

     The executive officers of VCA are appointed by and serve at the discretion of the Board of Directors. Robert L. Antin and Arthur J. Antin are brothers. There are no other family relationships between any director and/or any executive officer of VCA.

     MR. ARTHUR J. ANTIN, a founder of VCA, has served as Chief Operating Officer, Senior Vice President, Secretary and a Director of VCA since its inception, and is currently responsible for managing animal hospital and veterinary laboratory operations for VCA. From October 1983 to September 1986, Mr. Antin served as Director of Marketing/Investor Relations of AlternaCare Corp. ("AlternaCare"), a publicly held company which owned, operated and developed free-standing outpatient surgical centers. AlternaCare was acquired by Medical Care International in 1988. At AlternaCare, Mr. Antin developed and implemented marketing strategies for a network of outpatient surgical centers. Mr. Antin received an MA degree in Community Health from New York University and a Post Graduate Certificate in Structured Programming and Business Application design from Columbia University.

     MR. JOHN A. HEIL, currently serves as the President - Heinz Specialty Pet Food. Since 1978, Mr. Heil has served in various capacities with other affiliates of the H.J. Heinz Company, including Vice President-Marketing for Heinz Pet Products, General Manager, Marketing of Ore-Ida Foods, Inc. and Vice President - Marketing and Sales of Star-Kist Foods, Inc. Mr. Heil holds a BA degree in economics from Lycoming College.

     MR. ROBERT L. ANTIN, a founder of VCA, has served as Chief Executive Officer, President and Chairman of the Board of VCA since its inception. Mr. Antin is responsible for directing all aspects of VCA's business. From September 1983 until founding VCA, Mr. Antin was President, Chief Executive Officer, a director and co-founder of AlternaCare. From July 1978 until September 1983, Mr. Antin was employed as an officer by American Medical International, Inc. ("AMI"), an owner and operator of health care facilities. While at AMI, Mr. Antin initially served as Director of Marketing of Professional Hospital Services, then as Director of New Business Development responsible for non-hospital related acquisitions and development, and most recently as a Vice President of AMI and President of AMI Ambulatory Center, Inc., a subsidiary of AMI operating a chain of ambulatory care centers. Mr. Antin received his MBA degree with a certification in hospital and health administration from Cornell University in 1975.

     RICHARD GILLESPIE, M.D., was elected to the Board of Directors in June 1995. Dr. Gillespie is a private investor who has investments in several companies in the United States. From 1983 to 1987, Dr. Gillespie was Vice President, a director and co-founder of AlternaCare. Dr. Gillespie also has served as a director for several other companies, including Lansinoh Laboratories, Inc. and Geriatric Medical Center, and as the general partner of Outpatient Diagnostics Center. Dr. Gillespie holds an MD degree from the University of Tennessee College of Medicine.

     MR. NEIL TAUBER, a founder of VCA, has served as Senior Vice President of Development and a Director of VCA since its inception and is currently responsible for identifying and effecting the acquisition of independent animal hospitals and veterinary diagnostic laboratories. From 1984 to 1986, Mr. Tauber served as the Director of Corporate Development at AlternaCare, where his responsibilities included the acquisition of new businesses and syndication to hospitals and physician groups. From 1981 to 1984, Mr. Tauber served as Chief Operating Officer of MDM Services, a wholly owned subsidiary of Mediq, a publicly held health care company, where he was responsible for operating and developing a network of retail dental centers and industrial medical clinics. Mr. Tauber holds an MBA from Wagner College.

     MR. JOHN B. CHICKERING, JR., a certified public accountant, currently is a private investor and independent consultant. Mr. Chickering served as the Vice President - Financial Administration for Warner Bros. International Television Distribution until February 1996. Prior to his employment at Warner Bros., Mr. Chickering served as a staff accountant at KPMG Peat Marwick from August 1975 to June 1977. Mr. Chickering holds an MBA degree with emphasis in accounting and finance from Cornell University.


     MR. TOMAS W. FULLER joined VCA in January 1988 and served as Vice President and Controller until November 1990 when he became Chief Financial Officer. Prior to joining VCA, from 1980 to 1987, Mr. Fuller served as an audit manager for Arthur Andersen LLP. Mr. Fuller holds a BA degree in business/economics from the University of California at Los Angeles (UCLA).

     MS. DAWN R. OLSEN joined VCA in January 1997 as Vice President, Controller. Prior to joining VCA, from November 1993 to March 1996, Ms. Olsen served as Senior Vice President, Controller of OpTel, Inc., a privately held telecommunications company. From 1987 to 1993, Ms. Olsen served as Assistant Controller and later as Vice President, Controller of Qintex Entertainment, Inc., a publicly held television film distribution and production company. From 1981 to 1987, Ms. Olsen served as an audit manager for Arthur Andersen LLP. Ms. Olsen is a certified public accountant and holds a BS degree from California State University, Northridge.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee currently consists of Messrs. Robert L. Antin, John B. Chickering, Jr. and Richard Gillespie, M.D. The Audit Committee recommends the engagement of the Company's independent public accountants, reviews the scope of the audit to be conducted by such independent public accountants, and meets periodically with the independent public accountants and the Chief Financial Officer of the Company to review matters relating to the Company's financial statements, the Company's accounting principles and its system of internal accounting controls, and reports its recommendations as to the approval of the financial statements of the Company to the Board of Directors. Two meetings of the Audit Committee were held during the year ended December 31, 1997.

     The Compensation Committee currently consists of Messrs. John B. Chickering, Jr. and Richard Gillespie, M.D. The Compensation Committee is responsible for considering and making recommendations to the Board of Directors regarding executive compensation and is responsible for administering the Company's stock option and executive incentive compensation plans. Two meetings of the Compensation Committee were held during the year ended December 31, 1997.

     The Board of Directors held four meetings during fiscal 1997. Each director attended at least 75% of the meetings of the Board of Directors and those committees on which he served in fiscal 1997.

COMPENSATION OF DIRECTORS

     Directors of VCA who are not also employees of VCA receive $1,000 for each meeting of the Board of Directors that they attend in person plus reimbursement of all out-of-pocket expenses incurred in attending such meetings. In addition, the non-employee directors, each were granted options to purchase 10,000 shares of Common Stock upon appointment or election to the Board of Directors. On the respective anniversaries of their joining the Board of Directors, each of the non-employee directors, if they retain such status, will receive an additional option to purchase 5,000 shares of Common Stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company has no interlocking relationships involving any of its Compensation Committee members which would be required by the Securities and Exchange Commission to be reported in this Proxy Statement, and no officer or employee of the Company serves on its Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee is charged with the responsibility of administering all aspects of the Company's executive compensation programs. The Compensation Committee, which is currently comprised of two independent, non-employee directors, also grants all awards under and otherwise administers the Company's stock incentive plans. Following review and approval by the Compensation Committee, all determinations pertaining to executive compensation, other than stock award matters, are submitted to the full Board of Directors for approval.

COMPENSATION PHILOSOPHY

     VCA's executive compensation program is designed to (1) provide levels of compensation that integrate pay and incentive plans with VCA's strategic goals so as to align the interests of executive management with the long-term interests of VCA's stockholders; (2) attract, motivate and retain executive talent capable of achieving the strategic business goals of VCA;
(3) recognize outstanding individual contributions; and (4) provide compensation opportunities which are competitive to those offered by other companies of similar size and performance. To achieve these goals, VCA's executive compensation program consists of three main elements: (i) base salary, (ii) annual cash bonus and (iii) long-term incentives. Each element of compensation has an integral role in the total executive compensation program.

BASE SALARY

     Base salaries for executive officers are determined on an annual basis by evaluating each executive officer's, including Mr. Robert Antin's, position, duties, responsibilities, tenure, performance and potential contribution to VCA. This determination also takes into account the Committee's assessment of competitive compensation packages for comparable positions in the Southern California market. The financial performance of VCA is also considered. Finally, factors consistent with VCA's overall compensation policy are taken into account.

     Effective February 1, 1997, the Company entered into amendments (the "Amended Agreements") to the employment agreements (the "Original Agreements") between the Company and each of Robert L. Antin, Arthur J. Antin and Neil Tauber. The Amended Agreements did not modify the annual base salaries paid pursuant to the Original Agreements. Effective August
1, 1997, the base salaries of each of Robert Antin, Arthur Antin and Neil Tauber were increased to $350,000, $250,000 and $190,000, respectively. See "Employment Agreements."

     VCA also provides to its employees (including Mr. Robert Antin and the other officers) medical insurance and other customary employee benefits. VCA pays term life insurance premiums for the benefit of Messrs. Robert Antin, Arthur Antin, Neil Tauber and Tomas Fuller, which amounted in fiscal 1997 to approximately $70,000, $50,000, $35,000 and $38,000, respectively.

ANNUAL BONUSES

     Historically, executive officers have been eligible for annual incentive bonuses in amounts determined at the discretion of the Committee. Commencing in fiscal 1995, the Committee determined to place greater weight on long-term incentives represented by stock options than on the award of annual cash bonuses. Consequently, with the concurrence of the executive officers, VCA awarded no cash bonuses to the executive officers with respect to fiscal 1997 and in accordance with the recommendations of the compensation consulting firm retained by VCA to determine comparable compensation packages provided to executives in similar companies (see "Employment Agreements"), issued restricted stock bonuses to each executive officer of VCA. The Committee intends that annual cash or stock bonuses be part of VCA's long-term executive compensation. Historically, the Committee has considered an award of an annual bonus subjectively, taking into account factors such as the financial performance of VCA, increases in stockholder value, the enhancement of VCA's image and reputation, expansion into new markets, and the achievement of corporate goals and individual performance. The Committee has attributed various weights to these factors based upon their perceived relative importance to VCA at the time compensation determinations were made.

LONG-TERM INCENTIVES

     The Committee provides VCA's executive officers with long-term incentive compensation through grants of stock options. The Committee is responsible for selecting the individuals to whom grants should be made, the timing of grants, the determination of the per share exercise price and the number of shares subject to each option awarded. The Committee believes that stock options provide VCA's executive officers with the opportunity to purchase and maintain an equity interest in VCA and to share in the appreciation of the value of the Common Stock. The Committee believes that stock options directly motivate an executive to maximize long-term stockholder value. The options incorporate vesting periods in order to encourage key employees to continue in the employ of VCA. The Committee considers the grant of each option (including those granted to Mr. Robert Antin) subjectively, considering factors such as the individual performance of executive officers and competitive compensation packages in the industry. The Company has established option grants to the executive officers that it believes are at an appropriate level to provide long-term incentive to the executive officers over five years. The Company has determined that these grants better align the interests of these officers with the stockholders.

CHIEF EXECUTIVE OFFICER

     Effective February 1, 1997, the Company and Mr. Robert Antin entered into an amended and restated employment agreement (the "Amended Agreement") (see "Employment Agreements"). Pursuant to the Amended Agreement, Mr.
Robert Antin's base salary initially remained at $265,000. In accordance with the recommendations of the compensation consulting firm, effective
August 1, 1997, Mr. Robert Antin's base salary was increased to $350,000.
The size of the stock option grant set forth in the Amended Agreement
(options to purchase an aggregate of 900,000 shares of Common Stock) was determined based upon Mr. Robert Antin's services to VCA and the financial performance of VCA in the fiscal year ended December 31, 1996. The most important criteria relied upon by the Compensation Committee was its assessment on the leadership and vision provided by Mr. Antin in securing substantial progress toward the achievement of VCA's long-term strategic goals. In particular, the Compensation Committee took into account the expansion of VCA's presence in the animal hospital business with the acquisition of Pets' Rx, Inc. in June 1996 and The Pet Practice, Inc. in July 1996 which, collectively, added approximately 75 hospitals to VCA's network of animal hospitals, after certain consolidations and closures. In addition, VCA significantly expanded its laboratory business in northern California and in the midwestern states with the acquisition of Southwest Veterinary Diagnostics, Inc. As a result of this strategy, VCA has established itself as the leader in both pet care and diagnostic laboratory service to animal hospitals in the United States.

     OMNIBUS BUDGET RECONCILIATION ACT IMPLICATIONS FOR EXECUTIVE COMPENSATION. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to each of the Company's five most highly paid executive officers. Certain "performance-based" compensation that has been approved by the Company's stockholders is not subject to the deduction limit. The Company's 1996 Stock Incentive Plan is qualified so that awards under the plan constitute performance based compensation not subject to Section 162(m) of the Code.

     All compensation paid to the Company's employees in fiscal 1997 will be fully deductible. With respect to compensation to be paid to the Company's senior executive officers in 1998 and in future years, in certain instances such compensation may exceed $1,000,000. However, in order to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible.

SUMMARY

     The Committee believes that its executive compensation philosophy of paying VCA's executive officers by means of base salaries, annual cash bonuses and stock option grants, as described in this report, serves the interests of VCA and VCA's stockholders.


Compensation Committee:            John B. Chickering, Jr.
                                   Richard Gillespie, M.D.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth, as to the Chief Executive Officer and as to each of the other four most highly compensated officers whose compensation exceeded $100,000 during the last fiscal year (the "Named Executive Officers"), information concerning all compensation paid for services to the Company in all capacities for each of the three years ended December 31 indicated below.

                        SUMMARY COMPENSATION TABLE

                                                                       LONGTERM
                                                                    COMPENSATION
                                                                     ----------
                                                       ANNUAL         NUMBER OF
                                     FISCAL         COMPENSATION     SECURITIES
                                   YEAR ENDED     -----------------  UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION(1)     DECEMBER 31,   SALARY    BONUS(2)  OPTIONS     COMPENSATION(4)
-------------------------------    ------------   --------  -------- ----------   ---------------

Robert L. Antin                    1997           $296,385  $315,000  900,000     $16,500
 Chairman of the Board and         1996            262,404    --       --           8,800
 Chief Executive Officer           1995            241,091    --      280,000       8,800

Arthur J. Antin                    1997           $211,523  $190,000  450,000     $15,700
 Chief Operating Officer,          1996            187,039    --       --           7,200
 Senior Vice President and         1995            170,915    --      140,000       7,200
 Secretary

Neil Tauber                        1997           $172,338  $104,738  360,000     $14,200
 Senior Vice President of          1996            160,038    --       --           7,200
 Development                       1995            144,038    --      120,000       7,200

Tomas W. Fuller                    1997           $152,246  $ 78,625  315,000     $12,000
 Chief Financial Officer,          1996            134,038    --       --           7,200
 Vice President and Assistant      1995            101,214    --      110,000       6,000
 Secretary

Dawn R. Olsen                      1997           $103,231  $ 16,500   15,000     $  --
 Vice President and
 Controller(5)

(1) For a description of the employment contract between each officer and the Company, see "Employment Agreements," below.
(2) Reflects the fair market value on January 2, 1998 of restricted stock bonus awards granted in January 1998 for services rendered during the fiscal year ended December 31, 1997.
(3) All numbers reflect the number of shares of Common Stock subject to options granted during the fiscal year.
(4)    Includes automobile expense.
(5)    Ms. Olsen became an executive officer of the Company in January
       1997.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information regarding the grant of stock options made during the fiscal year ended December 31, 1997 to the Named Executive Officers.


                   OPTION GRANTS IN LAST FISCAL YEAR
                                                                               POTENTIAL REALIZABLE
                    NUMBER OF                                                  VALUE AT ASSUMED RATE OF
                    SECURITIES   PERCENT OF TOTAL                              STOCK PRICE APPRECIATION
                    UNDERLYING   OPTIONS GRANTED                               FOR OPTION TERM(1)
                    OPTION       TO EMPLOYEES IN  EXERCISE OR    EXPIRATION    ------------------------
NAME                GRANTED(2)   FISCAL YEAR(3)   BASE PRICE(4)  DATE          5%             10%
----------------    ----------   ---------------  ------------   ----------    ----------     ---------

Robert L. Antin     900,000        41.5%          $10.25         02/03/07      $5,801,553     $14,702,274
Arthur J. Antin     450,000        20.7%          $10.25         02/03/07       2,900,776       7,351,137
Neil Tauber         360,000        16.6%          $10.25         02/03/07       2,320,621       5,880,910
Tomas W. Fuller     315,000        14.5%          $10.25         02/03/07       2,030,544       5,145,796
Dawn R. Olsen        15,000         0.7%          $10.25         02/03/07          96,693         245,038

(1) The potential realizable value is based on the assumption that the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the option term. These amounts are calculated pursuant to applicable requirements of the Commission and do not represent a forecast of the future appreciation of the Company's Common Stock.
(2) Options granted to Messrs. Robert Antin, Arthur Antin, Neil Tauber and Tomas Fuller vest in 60 equal monthly installments commencing on July 2, 1997. Options granted to Ms. Olsen vest in four equal annual installments commencing on February 3, 1998.
(3) Options covering an aggregate of 2,169,500 shares were granted to eligible persons during the fiscal year ended December 31, 1997.
(4) The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares, subject to certain conditions.

STOCK OPTIONS HELD AT FISCAL YEAR END

     The following table sets forth, for each of the Named Executive Officers, certain information regarding the exercise of stock options during the fiscal year ended December 31, 1997, the number of shares of Common Stock underlying stock options held at fiscal year end and the value of options held at fiscal year end based upon the last reported sales price of the Common Stock on the Nasdaq Stock Market's National Market on December 31, 1997 ($13.44 per share).

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION VALUES

                    SHARES                        NUMBER OF SECURITIES         VALUE OF
                    ACQUIRED ON    VALUE          UNDERLYING UNEXERCISED       UNEXERCISED IN-THE-MONEY
                    EXERCISE       REALIZED       OPTIONS AT DECEMBER 31, 1997 OPTIONS AT DECEMBER 31, 1997
                    ----------     ----------     ---------------------------- ----------------------------
NAME                                              EXERCISABLE    UNEXERCISABLE EXERCISABLE    UNEXERCISABLE
-----                                             -----------    ------------- -----------    -------------

Robert L. Antin     134,666        $ 758,597      333,889        871,111       $  839,757     $2,646,806
Arthur J. Antin      48,000          346,000      244,444        435,556        1,131,122      1,323,403
Neil Tauber          14,666          120,995      241,556        348,444        1,291,428      1,058,722
Tomas W. Fuller        --              --         205,778        304,889        1,074,109        926,382
Dawn R. Olsen          --              --           --            15,000           --             47,813


EMPLOYMENT AGREEMENTS

     On January 1, 1994, VCA entered into employment agreements (the "Original Agreements") with each of Robert L. Antin, Arthur J. Antin, and Neil Tauber, which were amended effective February 1, 1997 (the "Amended Agreements"). Upon amendment to extend the term of each Original Agreement, base salaries were not modified. Pursuant to the terms of the Amended Agreements, the Compensation Committee of the Board retained a compensation consulting firm to determine comparable compensation packages provided to executives in similarly situated companies. In accordance with the recommendations of the compensation consulting firm, the Compensation Committee increased the base salaries of each of Robert Antin, Arthur Antin and Neil Tauber to $350,000, $250,000 and $190,000, respectively. Pursuant to the Amended Agreements each of Robert Antin, Arthur Antin and Neil Tauber were granted options to purchase 900,000, 450,000 and 360,000 shares of Common Stock of the Company, respectively. These grants of stock options are expected to serve as long-term compensation for these officers over the next five years. Accordingly, the Compensation Committee does not expect to grant additional options to purchase Common Stock to these officers during the next five years. In addition, the Board has determined that executive officers of VCA may earn bonuses during each calendar year based upon management achieving performance goals established by the Compensation Committee of the Board of Directors on an annual basis.

     If employment is terminated due to the death or disability of the employee, the agreements provide that VCA will pay the affected employee severance pay equal to five years' base salary. If employment is terminated by VCA without cause or by the employee for cause, the affected employee is entitled to severance pay in an amount equal to five years' base salary plus an amount equal to five times (a) in the event no previous bonus has been paid or is payable to the affected employee, 20% of the affected employee's base salary, and (b) in the event at least one bonus has been paid or is payable to the affected employee, the average bonus based on all bonuses paid or payable to the affected employee. If employment is terminated due to a change in control of VCA, the affected employee is entitled to severance pay in an amount equal to five years' base salary plus an amount equal to (a) in the event no previous bonus has been paid or is payable to the affected employee, 20% of the affected employee's salary, and (b) in the event at least one bonus has been paid or is payable to the effected employee, the average bonus based on all bonuses paid or payable to the affected employee. If employment is terminated due to the scheduled expiration of an employment agreement, the affected employee is entitled to severance pay in an amount equal to five years' base salary. In each of these employment agreements, events constituting "termination by the employee for cause" include (i) the willful breach of any of the material obligations of VCA to the employee under his employment agreement; (ii) the relocation of the chief executive offices of VCA outside of Los Angeles County, California; or (iii) in the case of employees who also serve as members of the Board, the failure of the employee to be reelected to, or the removal of the employee from, the Board. "Change of control" is defined in each of these agreements to include (a) a consolidation or merger of VCA into another entity in which VCA is not the continuing or surviving corporation or pursuant to which shares of Common Stock of the Company would be converted into cash, securities or other property, other than a merger of VCA in which the stockholders of VCA immediately prior to the merger have the same proportionate ownership of Common Stock of the surviving corporation immediately after the merger, (b) any sale, lease or other transfer of all or a significant portion of the assets of VCA, (c) the approval by the stockholders of VCA of any plan or proposal for the liquidation or dissolution of VCA, (c) the approval by the stockholders of VCA of any plan or proposal for the liquidation or dissolution of VCA, (d) the ownership by any person, who at the effective date of the employment agreement owned less than 10% of the Common Stock of the Company, of 20% or more of the Common Stock of the Company or (e) during any consecutive two-year periods, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the stockholders of VCA, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     In April 1992, VCA entered into an agreement with Tomas W. Fuller, Chief Financial Officer, Vice President and Assistant Secretary of VCA, pursuant to which it agreed that if Mr. Fuller's employment is terminated without cause (as defined above), VCA will pay to Mr. Fuller severance pay equal to six months' salary.

STOCK INCENTIVE PLANS

     The Company has in effect the 1987 Stock Incentive Plan, 1993 Stock Incentive Plan, 1995 Stock Incentive Plan (collectively, the "Previous Plans") and the 1996 Stock Incentive Plan (the "1996 Plan" and, together with the Previous Plans, the "Plans"). The purpose of the Plans is to advance the interests of VCA and its stockholders by strengthening VCA's and its subsidiaries' ability to obtain and retain the services of the types of employees, consultants, officers and directors who will contribute to VCA's long term success and to provide incentives which are linked directly to increases in stock value which will inure to the benefit of all stockholders of VCA. At the date of this Proxy Statement, options to purchase all 1,500,000 shares of Common Stock underlying the Previous Plans have been granted. Subject to adjustment for stock splits, stock dividends and other similar events, the total number of shares of Common Stock reserved for issuance under the 1996 Plan is 1,500,000 shares.

     The 1996 Plan currently is administered by the Compensation Committee of the Board of Directors, each member of which is a non-employee director, a Disinterested Person (as defined in Rule 16b-3 promulgated under the Exchange Act), and an Outside Director (as defined in Section 162(m) of the Code.) The 1996 Plan provides that options may be granted to non-employee directors who are designated as eligible persons by the Board of Directors, other non-employee directors, subject to certain limitations, officers (including officers who are directors), employees and consultants of VCA and its subsidiaries. The Compensation Committee will determine the persons to be selected as optionees, the terms of vesting of options and the number of shares of Common Stock to be subject to each option. In the sole and absolute discretion of the Compensation Committee, such options may be either "incentive stock options" within the meaning of Section 422 of the Code, or non-statutory options. In addition, no participant shall be granted options with respect to more than 500,000 shares of Common Stock during any one-year period. Non-employee directors shall be entitled to receive the following: (i) the nondiscretionary grant of a non-statutory option to purchase 10,000 shares of Common Stock upon the non-employee director's election or appointment to the Board of Directors, and (ii) for so long as the non-employee director remains on the Board of Directors, an annual nondiscretionary grant on the date of the anniversary of joining the Board of Directors of a non-statutory option to purchase 5,000 shares of Common Stock. Unless designated as "eligible persons," non-employee directors are not eligible for additional grants. All options granted to the non-employee directors shall have an exercise price equal to 100% of the fair market value of the shares of Common Stock on the date of grant and shall vest in 12 equal monthly installments.

                         CERTAIN TRANSACTIONS WITH
                      DIRECTORS AND EXECUTIVE OFFICERS

     Pursuant to the Amended Agreements between the Company and each of Messrs. Robert Antin and Arthur Antin on January 22, 1997, both of these officers executed a promissory note in favor of the Company in the amounts of $459,399 and $86,000, respectively, as payment for the exercise price of certain stock options. Each note bears interest at the midterm applicable federal rate and all outstanding principal and interest is due and payable on January 22, 2001. These officers executed a Security Agreement in favor of the Company providing that the shares of Common Stock purchased upon exercise of the options serve as collateral to secure each officer's obligations under his respective note.

     Mr. John A. Heil is a director of VCA and since 1978 has served in various capacities with affiliates of the H.J. Heinz Company ("Heinz"). In January 1993, VCA Specialty Pet Products, Inc., a wholly owned subsidiary of VCA ("VCA Pet Products"), and HPP Specialty Pet Products, Inc., an affiliate of Heinz ("HPP"), entered into a Partnership Agreement (the "Partnership Agreement") to develop, manufacture and market a full-line of premium pet food. Through 1996, VCA Pet Products, as majority owner and managing general partner, exercised day-to-day operating control for all aspects of the partnership. In 1997, the parties executed an amendment
(the "Amendment") to the Partnership Agreement pursuant to which HPP was made managing partner and assumed the day-to-day control of the partnership. In connection with the Amendment, VCA Pet Products, VCA and
HPP entered into certain consulting and management services agreements whereby VCA Pet Products and VCA will provide certain consulting and marketing services and continue to support the SELECT BALANCE and SELECT
CARE products in the veterinary marketplace. Mr. Heil did not participate in the VCA Board of Directors' discussions regarding the Partnership Agreement, the Amendment or the related documents and did not vote on any of these matters. The disinterested members of the VCA Board of Directors unanimously adopted the Partnership Agreement, the Amendment and the related documents.


          SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Executive officers, directors and greater-than-ten percent stockholders are required by SEC regulations to furnish the Company with all Section 16(a) forms they file. Based solely on its review of the copies of the forms received by it and written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that, during the year ended December 31, 1997, all the Company's executive officers, directors and greater-than-ten percent stockholders complied with all
Section 16(a) filing requirements except for the officers and directors identified below, each of whom were required to report the identified transaction earlier on a form 4: (i) Robert Antin, Chief Executive Officer and Chairman of the Board, filed a form 5 reporting the exercise of options covering an aggregate of 134,666 shares of Common Stock; (ii) Arthur Antin, Chief Operating Officer, filed a form 5 reporting the exercise of options covering an aggregate of 48,000 shares of Common Stock; (iii) Neil Tauber, Senior Vice President of Development, filed a form 5 reporting the exercise of options covering an aggregate of 14,666 shares of Common Stock; and (iv) John Chickering, a director, filed a late form 5 reporting the exercise of options covering an aggregate of 10,000 shares of Common Stock and the subsequent sale of such stock.

                          PERFORMANCE GRAPH

     The following graph sets forth the percentage change in cumulative total stockholder return of the Company's Common Stock during the five-year period from January 1, 1993 to December 31, 1997, compared with the cumulative returns of the Nasdaq Stock Market (US Companies) Index and the Russell 2000 Index. The Comparison assumes $100 was invested on January 1, 1993 in the Common Stock and in each of the foregoing indices. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

         COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
       AMONG VETERINARY CENTERS OF AMERICA, INC., THE NASDAQ STOCK
            MARKET (U.S.) INDEX AND THE RUSSELL 2000 INDEX

[GRAPH]


                                              VCAI

                                                             CUMULATIVE TOTAL RETURN
                               ----------------------------------------------------------------------
                                  12/92      12/92     12/93      12/94     12/95       12/96     12/97
VETERNINARY CTRS AMER INC.         VCAI     100.00    100.00     128.85    259.62      169.23    206.73
NASDAQ STOCK MARKET (U.S.)         INAS     100.00    114.80     112.21    158.70      195.19    239.53
RUSSELL 2000                       IR20     100.00    118.83     116.66    149.79      174.50    213.65


              PROPOSAL TO APPROVE AN AMENDMENT TO THE CERTIFICATE OF
                         INCORPORATION OF THE COMPANY
               TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF
                              PREFERRED STOCK

THE AMENDMENT

     In March 1998, the Board of Directors adopted resolutions approving and recommending that the stockholders adopt an amendment to Article Fourth of the Company's Certificate of Incorporation to increase the authorized Preferred Stock from 1,000,000 shares to 2,000,000 shares. The relative rights and limitations of the Preferred Stock would remain unchanged under the amendment. The Preferred Stock does not have preemptive rights.

     At March 31, 1998, the Company had 983,333 shares of Preferred Stock issued and outstanding. Of these shares, (a) 583,333 shares of Series A Convertible Preferred Stock were issued in December 1992 and, in October 1997, were converted into 583,333 shares of Common Stock; and (b) 400,000 shares were designated Series B Preferred Stock and are reserved for issuance upon exercise of the Company's Preferred Stock Purchase Rights issued pursuant to the Company's Stockholders' Rights Plan. The Company currently has 16,666 authorized and unissued shares of Preferred Stock.

     The Board of Directors believes that the proposed increase in the authorized shares of Preferred Stock is in the best interests of the Company and its stockholders and believes that it is advisable to authorize such additional shares and have them available in connection with the possible future transactions, such as financings, strategic alliances, corporate mergers, acquisitions, possible funding of new product programs or businesses and other uses not presently determinable and as may be deemed to be feasible and in the best interests of the Company. In addition, the Board of Directors believes that it is desirable that the Company have the flexibility to issue shares of Preferred Stock without further stockholder action, except as otherwise provided by law.

     If the Proposal is adopted, the amended portion of Article Fourth of the Certificate of Incorporation will read as follows:

          FOURTH: The total number of shares which the Corporation shall have authority to issue is 62,000,000, consisting of 60,000,000 shares of common stock, par value $0.001 per share (the "Common Stock") and 2,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock").

     The only changes in Article Fourth which will be effected if the Proposal is approved are changes to the two numbers set forth in bold face type above. Presently, Article Fourth provides that the shares of all classes of stock which VCA may issue is 61,000,000, 60,000,000 of which are shares of Common Stock and 1,000,000 of which are shares of Preferred Stock. All other provisions of Article Fourth will remain unchanged.

CERTAIN EFFECTS OF THE PROPOSED AMENDMENT

     The Board of Directors believes that approval of the Proposal is essential for the growth and development of the Company. However, the following should be considered by a stockholder in deciding how to vote upon this Proposal.

     The additional shares of Preferred Stock will have such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as are determined by the Board of Directors. Thus, if this proposal is approved, the Board of Directors would be entitled to authorize the creation and issuance of up to an additional 1,000,000 shares of Preferred Stock in one or more series with such limitations and restrictions as may be determined in the Board's sole discretion, without further authorization by the Company's stockholders. Stockholders will not have the preemptive rights to subscribe for shares of Preferred Stock.

     It is not possible to determine the actual effect of the Preferred Stock on the rights of the stockholders of the Company until the Board of Directors determines the rights of the holders of a series of the Preferred Stock. However, such effects might include (i) restrictions on the payment of dividends to holders of the Common Stock; (ii) dilution of voting power to the extent that the holders of shares of Preferred Stock are given voting rights; (iii) dilution of the equity interests and voting power if the Preferred Stock is convertible into Common Stock; and (iv) restrictions upon any distribution of assets to the holders of the Common Stock upon liquidation or dissolution and until the satisfaction of any liquidation preference granted to the holders of Preferred Stock.

     The Proposal is not the result of the Board's knowledge of any specific effort to accumulate the Company's securities or to obtain control of the Company by means of a merger, tender offer, proxy solicitation in opposition to management or otherwise. The Company is not submitting the Proposal to enable it to frustrate any efforts by another party to acquire a controlling interest or to seek representation on the Board. The submission of the Proposal is not a part of any plan by management to adopt a series of amendments to the Certificate of Incorporation or Bylaws so as to render the takeover of the Company more difficult.

     The additional shares which the Board would be authorized to issue upon approval of the Proposal, if so issued, would have a dilutive effect upon the percentage of equity of the Company owned by present stockholders. The issuance of such additional shares might be disadvantageous to current stockholders in that any additional issuances would potentially reduce per share dividends, if any. Stockholders should consider, however, that the possible impact upon dividends is likely to be minimal in view of the fact that the Company has never paid dividends, has never adopted any policy with respect to the payment of dividends and does not intend to pay any cash dividends in the foreseeable future. The Company instead intends to retain earnings, if any, for use in financing growth and additional business opportunities.

RECOMMENDATION AND VOTE

     The Board has unanimously approved the amendment of the Certificate of Incorporation to increase the authorized number of shares of Preferred Stock. The affirmative vote of a majority of the outstanding shares of Common Stock is required for the approval of the adoption of such amendment to the Certificate of Incorporation. Unless marked otherwise, proxies received will be voted for the adoption of such amendment to the Certificate of Incorporation.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF PREFERRED STOCK.

                             OTHER INFORMATION

PRINCIPAL STOCKHOLDERS

     The following table sets forth as of March 31, 1998 certain information relating to the ownership of the Common Stock by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers, and
(iv) all of the Company's executive officers and directors as a group. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each such person has the sole voting and investment power with respect to the shares owned. The address of each person listed is in care of the Company, 3420 Ocean Park Boulevard, Suite 1000, Santa Monica, California 90405, unless otherwise set forth below such person's name.

                                   NUMBER OF SHARES OF
                                   COMMON STOCK
NAME AND ADDRESS                   BENEFICIALLY OWNED(1)       PERCENT(1)
---------------                    ----------------------      ----------
Robert L. Antin(2)                 1,245,538                    6.0  %
Arthur J. Antin(3)                   544,801                    2.7
Neil Tauber(4)                       357,541                    1.7
Tomas W. Fuller(5)                   262,331                    1.3
Dawn R. Olsen(6)                       5,621                     *
John B. Chickering, Jr.(7)             2,500                     *
Richard Gillespie, M.D.(8)            36,825                     *
John A. Heil(9)                       16,667                     *
Directors and executive officers
as a group(8 persons)(10)          2,421,824                   11.2  %
--------------------
*  Less than one percent.
(1) Under Rule 13d-3, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of Common Stock actually outstanding at March 31, 1998.
(2) Includes (i) 101,866 shares held by Mr. Robert Antin's minor children and (ii) 470,000 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to May 30, 1998.
(3) Includes (i) 50,000 shares which Mr. Arthur J. Antin holds as custodian for Mr. Robert L. Antin's minor children under the California Uniform Gifts to Minor's Act, (ii) 43,666 shares held by Mr. Arthur J. Antin's minor children; and (iii) 311,000 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to May 30, 1998.
(4) Includes 296,000 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to May 30, 1998.
(5) Includes 253,417 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to May 30, 1998.

(6) Includes of 3,750 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to May 30, 1998.
(7) Consists of 2,500 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to May 30, 1998.
(8) Includes 22,500 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to May 30, 1998.
(9) Consists of 16,667 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to May 30, 1998.
(10) Includes 1,375,834 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to May 30, 1998.

                           STOCKHOLDER PROPOSALS

     Any stockholder who intends to present a proposal at the next Annual Meeting of Stockholders for inclusion in the Company's Proxy Statement and Proxy form relating to such Annual Meeting must submit such proposal to the Company at its principal executive offices by March 2, 1999.


                      INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP, independent public accountants, were selected by the Board of Directors to serve as independent public accountants of the Company for the year ended December 31, 1997 and have been selected by the Board of Directors to serve as independent auditors for the fiscal year ending December 31, 1998. Representatives of Arthur Andersen LLP are expected to be present at the Meeting, and will be afforded the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions from stockholders.


                        SOLICITATION OF PROXIES

     It is expected that the solicitation of proxies will be primarily by mail. The cost of solicitation by management will be borne by the Company. The Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable disbursements in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors and officers, without additional compensation, personally or by mail, telephone, telegram or otherwise for the purpose of soliciting such proxies.


                        ANNUAL REPORT ON FORM 10-K

     THE COMPANY'S ANNUAL REPORT ON FORM 10-K, WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 1997, WILL BE MADE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO VETERINARY CENTERS OF AMERICA, INC., CHIEF FINANCIAL OFFICER, 3420 OCEAN PARK BOULEVARD, SUITE 1000, SANTA MONICA, CALIFORNIA 90405.


                                   Arthur J. Antin
                                   SECRETARY



                                   ON BEHALF OF THE BOARD OF DIRECTORS
Santa Monica, California 90405
June 29, 1998

                 VETERINARY CENTERS OF AMERICA, INC.
              PROXY FOR ANNUAL MEETING OF STOCKHOLDERS


     The undersigned, a Stockholder of VETERINARY CENTERS OF AMERICA, INC. a Delaware corporation, (the "Company") hereby appoints ROBERT L. ANTIN and TOMAS W. FULLER, and each of them, the proxies of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Stockholders of the Company, to be held on July 29, 1998, and any postponements or adjournments thereof, and in connection herewith, to vote and represent all of the shares of the Company which the undersigned would be entitled to vote, as follows:

     The Board of Directors recommends a WITH vote on Proposal 1 and a FOR vote on Proposal 2.

     1.   ELECTION OF DIRECTORS, as provided in the Company's Proxy
          Statement:

               ___ WITH            ___ WITHOUT Authority to vote for the
                                       nominees listed below.

          (INSTRUCTIONS: TO WITHHOLD AUTHORITY FOR THE NOMINEE, LINE THROUGH OR OTHERWISE STRIKE OUT NAME BELOW)

                  Arthur J. Antin              John Heil

     2. The approval of the amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of Preferred Stock.

               ___ FOR          ___ AGAINST          ___ ABSTAIN

     The undersigned hereby revokes any other proxy to vote at such Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. WITH RESPECT TO MATTERS NOT KNOWN AT THE TIME OF THE SOLICITATION HEREOF, SAID PROXIES ARE AUTHORIZED TO VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT.

     This Proxy will be voted in accordance with the instructions set forth above. THIS PROXY WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR THE ELECTION OF THE DIRECTORS NAMED, THE APPROVAL OF THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION AND AS SAID PROXY SHALL DEEM ADVISABLE ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING, UNLESS OTHERWISE DIRECTED.

     The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting and accompanying Proxy Statement dated June 29, 1998 relating to the Meeting.

               Date:  __________, 1998



               ___________________________________________



               ___________________________________________
               Signature(s) of Stockholder(s)
               (See Instructions Below)

               The signature(s) hereon should correspond exactly with the name(s) of the Stockholder(s) appearing on the Stock Certificate. If stock is jointly held, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign the full corporation name, and give title of signing officer.


                       THIS PROXY IS SOLICITED BY

      THE BOARD OF DIRECTORS OF VETERINARY CENTERS OF AMERICA, INC.